SCHEDULE 14A INFORMATION
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R. G. Barry Corporation

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R. G. BARRY CORPORATION
13405 Yarmouth Road N.W.
Pickerington, Ohio 43147

September 22, 2008

To Our Shareholders:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of R.G. Barry Corporation, which will be held at 11:00 a.m., Eastern Standard Time, on Wednesday, October 29, 2008 at our executive offices located at 13405 Yarmouth Road N.W., Pickerington, Ohio 43147.

The formal Notice of Annual Meeting of Shareholders and Proxy Statement are enclosed. The Board of Directors has nominated three directors for terms to expire at the 2011 Annual Meeting of Shareholders. The Board recommends that you vote FOR all of the nominees.

On behalf of the Board and management, I cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting and regardless of the number of common shares you own, it is important that your common shares be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Proxy Statement, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope provided for your convenience.

Thank you for your continued support.

Very truly yours,

Greg Tunney,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

R. G. BARRY CORPORATION
13405 Yarmouth Road N.W.
Pickerington, Ohio 43147
(614) 864-6400

Pickerington, Ohio
September 22, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of R.G. Barry Corporation (the “Company”) will be held at the executive offices of the Company at 13405 Yarmouth Road N.W., Pickerington, Ohio 43147, on October 29, 2008, at 11:00 a.m., Eastern Standard Time, for the following purposes:

1. To elect three directors, each to serve for a three-year term expiring at the 2011 Annual Meeting of Shareholders; and

2. To transact any other business which properly comes before the Annual Meeting or any adjournment thereof.

Only our shareholders of record at the close of business on September 2, 2008 will be entitled to receive notice of, and vote at, the Annual Meeting and any adjournment thereof.

You are cordially invited to attend the Annual Meeting. Your vote is important, regardless of the number of common shares you own. Whether or not you plan to attend the Annual Meeting, please promptly vote and submit your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

If you are a record shareholder and attend the Annual Meeting, you may revoke your proxy and vote in person. Attending the Annual Meeting will not, by itself, revoke a previously appointed proxy.

By Order of the Board of Directors,

Greg Tunney,
President and Chief Executive Officer

R. G. BARRY CORPORATION
13405 Yarmouth Road N.W.
Pickerington, Ohio 43147
(614) 864-6400

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of R.G. Barry Corporation (the “Company,” “R.G. Barry,” “we” or “us”) of proxies for use at our 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on October 29, 2008 or at any adjournment of the Annual Meeting. The Annual Meeting will be held at 11:00 a.m., Eastern Standard Time, at our executive offices located at 13405 Yarmouth Road N.W., Pickerington, Ohio 43147. The facility is located east of Columbus, Ohio, immediately south of the intersection of Interstate 70 and State Route 256. This Proxy Statement and the accompanying proxy card were first sent or given to our shareholders on or about September 22, 2008.

You can ensure your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy form. A return envelope, which requires no postage, if mailed in the United States, has been provided for your use. If you are a record shareholder, you may revoke your proxy at any time before it is voted at the Annual Meeting by (1) giving written notice of revocation to the Secretary of the Company at the address shown on the cover page of this Proxy Statement; (2) executing and returning a later-dated proxy card which is received by the Company prior to the Annual Meeting; or (3) attending the Annual Meeting and giving notice of revocation in person. Attending the Annual Meeting will not, by itself, revoke a previously appointed proxy.

If you hold common shares in “street name” with a nominee, such as a broker, financial institution or other record holder, you may be eligible to appoint your proxy electronically via the Internet or telephonically and you may incur costs associated with electronic or telephonic access, such as usage charges from Internet service providers and telephone companies. If you hold common shares in “street name,” you should review the information provided to you by your nominee. This information will describe the procedures to be followed in instructing your broker or other nominee how to vote your “street name” common shares and how to revoke your previously given instructions.

We will bear the costs of preparing, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board. The Company has engaged D. F. King & Co., Inc. to assist in the solicitation of proxies from shareholders at a fee of not more than $6,500, plus reimbursement of reasonable out-of-pocket expenses. Proxies will be solicited by mail and may be further solicited by additional mailings, personal contact, telephone, e-mail or facsimile by directors, officers and employees of the Company, none of whom will receive additional compensation for these solicitation activities. We will also pay the standard charges and expenses of brokers, voting trustees, financial institutions and other custodians, nominees and fiduciaries who are record holders of common shares not beneficially owned by them, for forwarding our proxy materials to the beneficial owners of common shares entitled to vote at the Annual Meeting.

Our Annual Report on Form 10-K to Shareholders for the fiscal year ended June 28, 2008 (“fiscal 2008”) is being delivered with this Proxy Statement.

VOTING AT THE ANNUAL MEETING

Only shareholders of record at the close of business on September 2, 2008 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof. At the close of business on September 2, 2008, 10,549,439 common shares were outstanding and entitled to vote. Each common share entitles the holder thereof to one vote on each matter to be submitted to shareholders at the Annual Meeting. There is no cumulative voting in the election of directors. A quorum for the Annual Meeting is a majority of the outstanding common shares entitled to vote at the Annual Meeting.

The inspectors of election appointed for the Annual Meeting will tabulate the results of shareholder voting. Common shares represented by properly executed proxies returned to the Company prior to the Annual Meeting will be counted toward the establishment of a quorum for the Annual Meeting, even though they are marked to withhold authority for any or all nominees, or are not marked at all. “Broker non-votes” are common shares held of record by brokers or other nominees which are present in person or by proxy at the Annual Meeting, but which are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary voting authority. Broker non-votes are counted toward the establishment of a quorum. If you do not return a proxy card and your common shares are held in “street name,” your broker or nominee may be permitted, under the applicable rules of the self regulatory organization of which it is a member, to vote your common shares in its discretion on certain “routine” matters. The election of directors is considered routine.

Those common shares represented by properly executed proxies, which are received prior to the Annual Meeting and not revoked, will be voted as directed by the shareholder. All valid proxies received prior to the Annual Meeting that do not specify how the common shares should be voted will be voted FOR the election of the Board’s director nominees listed below under the caption “ELECTION OF DIRECTORS.”

SHARE OWNERSHIP

The following table furnishes information regarding each person known to the Company to beneficially own more than 5% of our outstanding common shares as of September 2, 2008 (unless otherwise indicated):

	Amount and Nature of Beneficial Ownership
			Shared		Sole		Shared				Percent
Name and Address	Sole Voting		Voting		Dispositive		Dispositive				of
of Beneficial Owner	Power		Power		Power		Power		Total		Class(1)

Ergates Capital Management, LLC 1525-B The Greens Way Jacksonville Beach, FL	—		1,108,315	(2)	—		1,108,315	(2)	1,108,315	(2)	10.5%
Nicusa Capital Partners, L.P. 17 State Street, Suite 1650 New York, N.Y. 10004	649,870	(3)	—		649,870	(3)	—		649,870	(3)	6.2%
Daniel Zeff 50 California Street Suite 1500 San Francisco, CA 94111	560,092	(4)	—		560,092	(4)	—		560,092	(4)	5.3%

(1)	The percent of class is based on 10,549,439 common shares outstanding on September 2, 2008.

(2)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2008, Ergates Capital Management, LLC (“Ergates”) and Jason S. Atkins (“Atkins”) collectively may be deemed to have beneficially owned 1,108,315 common shares.

(3)	Based on information contained in a Schedule 13G filed with the SEC on March 4, 2008, Nicusa Capital Partners, LP and Nicusa Investment Advisors, LLC may be deemed to have beneficially owned 649,870 common shares.

(4)	Based on information contained in a Schedule 13G filed with the SEC on February 12, 2008, Daniel Zeff may be deemed to have beneficially owned 560,092 common shares. Daniel Zeff’s beneficial ownership is comprised of 363,210 shares of Common Stock held by Zeff Capital Partners I, L.P., and 196,882 shares of Common Stock held by Spectrum Galaxy Fund Ltd.

The following table furnishes information regarding the beneficial ownership of common shares of the Company, as of September 2, 2008, for each of the Company’s current directors, each of the nominees for election as a director, each of the individuals named in the Summary Compensation Table on page 25 and all current executive officers and directors as a group:

	Amount and Nature of Beneficial Ownership(1)
			Common Shares Which
			Can be Acquired Upon
			Exercise of Options
	Common		Which are Currently
	Shares		Exercisable or Which Will			Percent
	Presently		First Become Exercisable			of
Name of Beneficial Owner	Held		Within 60 Days	Total		Class(2)

Nicholas DiPaolo	13,996	(4)	10,000	23,996		(3)
David Lauer	13,996	(4)	16,250	30,246	(4)	(3)
Roger Lautzenhiser	19,996	(4)	16,250	36,246	(4)	(3)
David Nichols	45,496	(4)	0	45,496		(3)
Janice Page	10,996	(4)	16,250	27,246	(4)	(3)
Edward Stan	39,553	(4)(5)	10,000	49,553	(5)	(3)
Harvey Weinberg	18,071	(4)(9)	10,000	28,071	(4)	(3)
Gordon Zacks	456,122	(6)	28,750	484,872	(6)	4.6%
Thomas Von Lehman	315,078	(7)	0	315,078	(7)	3.0%
Greg Tunney	7,783	(8)	66,666	74,449	(8)	(3)
Daniel Viren	6,941		35,000	41,941		(3)
Pamela Gentile	2,622		25,000	27,622		(3)
Thomas Konecki	2,608		0	2,608		(3)
Glenn Evans	17,622		51,806	69,428
Lee Smith	3,063		0	3,063
All other executive officers (numbering 2)	1,880		36,958	38,838		(3)
All current directors and executive officers as a group (numbering 17)	975,823		322,930	1,298,753		12.3%

(1)	Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all of the common shares reflected in the table.

(2)	The percent of class is based upon the sum of (a) 10,549,439 common shares outstanding on September 2, 2008, (b) the number of common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or which will first become exercisable by November 1, 2008, and (c) 42,650 of common shares, if any, underlying restricted stock units (“RSUs”) which are vested as of September 2, 2008 but as to which the individuals holding the RSUs have elected to defer receipt of the underlying common shares to a future date under the Company’s Deferral Plan.

(3)	Represents ownership of less than 1% of the outstanding common shares of the Company.

(4)	The common shares shown for the named directors (Mssrs. Lauer, Lautzenhiser, Weinberg, and Ms. Page) include 8,996 common shares underlying an equal number of RSUs which were 100% vested at the end of fiscal 2008 but the individual holding the RSUs elected to defer receipt of the underlying common shares until a future date under the Company’s Deferral Plan. The common shares shown for the named directors (Mssrs. Nichols and Stan) include 3,333 common shares underlying an equal number of RSUs which were 100% vested at the end of fiscal 2008 but the individual holding the RSUs elected to defer receipt of the underlying common shares until a future date under the Company’s Deferral Plan.

(5)	Includes 2,220 common shares held jointly by Mr. Stan and his spouse.

(6)	Includes 456,122 common shares held of record by Mr. Zacks and 28,750 common shares as to which Mr. Zacks has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable by November 1, 2008. Excludes 14,905 common shares held of record and owned beneficially by Mr. Zacks’ spouse as to which Mr. Zacks has no voting or dispositive power and disclaims beneficial ownership. Also excludes 5,675 common shares which may be received by Mr. Zacks upon settlement of an equivalent number of restricted stock units by the Company on May 16, 2008 to Mr. Zacks in his capacity as a non-employee director of the Company and will vest in full on the first anniversary of the grant date.

(7)	Includes 176,917 common shares held jointly by Mr. Von Lehman and his spouse.

(8)	Includes 4,000 common shares held by the Tunney Family Trust, of which Mr. Tunney and his spouse are trustees.

(9)	Excludes 4,300 common shares held of record and owned beneficially by Mr. Weinberg’s spouse to which Mr. Weinberg has no voting or dispositive power and disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

To the Company’s knowledge, based solely upon a review of the forms furnished to the Company and written representations that no other forms were required, during fiscal 2008, all filing requirements applicable to officers, directors and greater than 10% beneficial owners of the Company under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), were complied with.

ELECTION OF DIRECTORS

The Board of Directors has ten members — three in the class whose terms expire at the Annual Meeting, four in the class whose terms expire in 2009, and three in the class whose terms expire at the annual meeting in 2010.

On August 2, 2006, the Board increased the number of directors of the Company from nine to ten and appointed Greg Tunney, the Company’s President and Chief Executive Officer, to fill the newly created Board seat for a term expiring in 2009. Mr. Tunney’s appointment to the Board was required under the terms of his Executive Employment Agreement with the Company dated February 7, 2006.

The Nominating and Governance Committee has nominated three current directors for re-election at the Annual Meeting — Gordon Zacks, Roger Lutzenhiser, and Thomas Von Lehman. Directors are elected by a plurality of the votes cast at the Annual Meeting, and the three nominees receiving the most votes at the Annual Meeting will be elected to the Board.

The Company’s common shares are listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), and the Company is subject to the independent director requirements set forth in the NASDAQ Company Guide (the “NASDAQ Rules”). The Board has reviewed, considered and discussed each director’s relationships, either direct or indirect, with the Company and its subsidiaries and the compensation and other payments each director receives, directly or indirectly, from the Company and its subsidiaries in order to determine whether such director meets the independence requirements of the NASDAQ Rules and the applicable rules and regulations of the SEC (the “SEC Rules”). The Board has determined that each of Nicholas DiPaolo, David Lauer, David Nichols, Janice Page, Edward Stan and Harvey Weinberg, who comprise a majority of the Board, qualifies as independent and has no relationships with the Company and its subsidiaries, either directly or indirectly, including any commercial, industrial, banking, consulting, legal, accounting or familial relationship, other than serving as a director and holding common shares of the Company (and, in the case of Mr. Stan, receiving retirement benefits as a former executive officer of the Company whose employment ended in 1985) that would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director. When assessing Mr. Lauer’s independence, the Board took into account his service as a director of Huntington Bancshares Incorporated, the holding company of The Huntington National Bank, which is a lender under the Company’s revolving credit facility. The Board has determined that Greg Tunney, Roger Lautzenhiser, Thomas Von Lehman and Gordon Zacks may not qualify as independent directors.

The Board proposes that the nominees identified below be elected for a term of three years to expire at the 2011 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. Under Ohio law and the Company’s Code of Regulations, the three nominees for election as directors in the class whose terms will expire in 2011 receiving the greatest number of votes FOR election will be elected as directors of the Company.

Common shares as to which the authority to vote is withheld will not be counted toward the election of directors or toward the election of the individual nominees specified on the proxy card.

Each nominee has furnished the following information, as of September 2, 2008, concerning the age, principal occupation, other affiliations and business experience of each nominee, to the Company:

			Director of
		Position(s) Held	the Company	Nominee
		with the Company and	Continuously	for Term
Nominee	Age	Principal Occupation(s)	Since	Expiring in

Gordon Zacks	75	Director of the Company; Non-Executive Chairman of the Board since May 28, 2004, Senior Chairman of the Board from March 10, 2004 to May 28, 2004, Chairman of the Board and Chief Executive Officer from 1979 to March 10, 2004 and President from 1992 to February 1999 and from August 2002 to March 10, 2004 of the Company	1959	2011
Roger Lautzenhiser	54	Director of the Company; Partner, Cincinnati office of Vorys, Sater, Seymour and Pease LLP, attorneys at law since November 2000, Managing Partner, Cincinnati office from November 2000 to January 2006	1999	2011
Thomas Von Lehman	58	Director of the Company; Managing Director since June 2, 2006 of The Meridian Group, business consultants; Non-executive employee of the Company from May 18, 2006 to September 30, 2006; Chief Executive Officer of the Company from March 10, 2004 until May 18, 2006; President of the Company from March 10, 2004 until February 7, 2006; Principal and Senior Project Director, from June 30, 2003 to March 10, 2004, of The Meridian Group(1)	2005	2011

The Board recommends a vote FOR the election of the nominees named above.

While it is contemplated that all nominees will stand for election, if one or more nominees at the time of the Annual Meeting should be unable or unwilling to serve, the individuals designated to vote the proxies reserve full discretion to vote for the election of the remaining nominees and for the election of any substitute nominee designated by the Board upon recommendation by the Nominating and Governance Committee. The Board knows of no reason why any of the individuals identified above would be unable or unwilling to serve as a director if elected to the Board.

The following information, as of September 2, 2008, concerning the age, principal occupation, other affiliations and business experience of the directors of the Company whose terms extend beyond the Annual Meeting, has been furnished to the Company by each director:

			Director of
		Position(s) Held	the Company
		with the Company and	Continuously	Term
Name	Age	Principal Occupation(s)	Since	Expires in

Janice Page	59	Director of the Company; consultant on merchandising, buying, marketing, retail store operations and management since 1997; Senior (Group) Vice President, Sears, Roebuck and Co., from 1992 to 1997(1).	2000	2009
Harvey Weinberg	70	Director of the Company; Chairman of the Board from 1990 to 1992 and Chief Executive Officer from 1987 to 1992 of Hartmarx Corporation, clothiers.	2001	2009
David Lauer	66	Director of the Company; Acting Chief Financial Officer of The Ohio State University’s Medical Center from 2004 to 2006; President and Chief Operating Officer of Bank One, Columbus, NA from June 1997 until his retirement in January 2001; Managing Partner, Columbus office, Deloitte & Touche LLP from January 1989 until he retired in June 1997; Certified Public Accountant since 1968(2).	2003	2009
Greg Tunney	47	Director of the Company; Chief Executive Officer since May 18, 2006, President since February 7, 2006, and Chief Operating Officer from February 7, 2006 to May 17, 2006 of the Company; President and Chief Operating Officer of the Phoenix Footwear Group Inc., supplier of diversified footwear and other accessory apparel items, from 1998 until February 2005.	2006	2009
Edward Stan	84	Director of the Company; President of Edward M. Stan and Associates, importers.	1971	2010
David Nichols	67	Director of the Company; President and Chief Operating Officer of Macy’s South, a division of Federated Department Stores, Inc. (now known as Macy’s Inc.) from 2000 through 2005(5).	2005	2010
Nicholas DiPaolo	66	Director of the Company; former Vice Chairman of the Board of Directors and Chief Operating Officer of Bernard Chaus, Inc., a designer and marketer of women’s apparel, from January 1, 2001 to July 1, 2005(6).	2005	2010

(1)	Ms. Page is also a current director of American Eagle Outfitters, Inc.

(2)	Mr. Lauer is also a director of Wendy’s International, Inc., Huntington Bancshares Incorporated, and Diamond Hill Investment Group, Inc.

(3)	Mr. Nichols is also a director of The Andersons, Inc.

(4)	Mr. DiPaolo is also a director of Footlocker, Inc. and JPS Industries, Inc.

There are no family relationships among any of the directors, nominees for election as directors and executive officers of the Company.

Meetings of and Communications with the Board

The Board held seven meetings during the 2008 fiscal year. Each director attended 75% or more of the aggregate of (1) the total number of meetings held by the Board and (2) the number of meetings held by the Board committees on which he or she served, in each case during the periods in which he or she served as a director.

In accordance with the Company’s Board Mission & Corporate Governance Guidelines and applicable NASDAQ Rules, the independent directors meet, without management or the non-independent directors, in executive sessions. The executive sessions are chaired by the Chair of one of the Board’s standing committees, as determined prior to each session.

The Board believes it is important for our shareholders to have a process to send communications to the Board and its individual members. Accordingly, shareholders who wish to communicate with the Board, the independent directors, a group of directors or a particular director may do so by sending a letter to such individual or individuals, in care of Daniel Viren, Secretary, at the Company’s executive offices, 13405 Yarmouth Road N.W., Pickerington, Ohio 43147. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder — Board Communication,” “Shareholder — Director Communication” or “Shareholder — Independent Director Communication,” or must be otherwise marked appropriately. All such letters must identify the author as a shareholder and clearly state the identities of the intended recipients. The Company’s Secretary will make copies of all such letters and circulate them to the appropriate director or directors. We have no screening process with respect to shareholder communications.

Although the Company does not have a formal policy requiring members of the Board to attend annual meetings of the shareholders, the Company encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of our then incumbent directors and nominees attended the Company’s last annual meeting of shareholders held on November 8, 2007.

Committees of the Board

The Board has three standing committees — the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit Committee.  The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, consists of all of the Company’s independent directors — Nicholas DiPaolo, David Lauer, David Nichols, Janice Page, Edward Stan and Harvey Weinberg. Mr. Weinberg was the Chair of the Audit Committee through November 7, 2007. Mr. DiPaolo has been Chair of the Audit Committee since November 8, 2007. The Board has determined that each member of the Audit Committee qualifies as an independent director under applicable NASDQ Rules and SEC Rules.

The Board has also determined that each of David Lauer, Edward Stan and Harvey Weinberg qualifies as an “audit committee financial expert” under applicable SEC Rules. The Board believes that all members of the Audit Committee can read and understand the Company’s financial statements and are highly qualified to discharge their duties on behalf of the Company and its subsidiaries.

Mr. Lauer currently serves on the audit committees of four public companies, including the Company. The Board has determined that such simultaneous service does not impair Mr. Lauer’s ability to effectively serve on the Company’s Audit Committee.

The Audit Committee is organized and conducts its business pursuant to a written charter. A current copy of the Audit Committee’s charter is posted on the “Investor Information — Board of Directors” page of the Company’s website at www.rgbarry.com.

The Audit Committee’s duties and responsibilities are set forth in its charter. Its primary functions are to assist the Board in its oversight of: (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent auditors; and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee’s specific responsibilities include, among others: (1) selecting, appointing and retaining the Company’s independent auditors for each fiscal year and determining the terms of engagement, including the proposed fees and terms of service; (2) overseeing and evaluating the work of the independent auditors; (3) reviewing and approving in advance all audit services and all permitted non-audit services; (4) reviewing the independence and objectivity of the independent auditors; (5) determining Company hiring policies for employees or former employees of the independent auditors; (6) reviewing the Company’s accounting policies and practices and financial statement presentations; (7) reviewing and evaluating the activities of the Company’s independent auditors and personnel responsible for the internal audit function; (8) reviewing with management and the independent auditors reports and recommendations relating to the integrity of the Company’s internal accounting procedures and controls;

(9) preparing an annual report for inclusion in the Company’s proxy statement; and (10) other matters required by applicable SEC Rules.

The Audit Committee met five times during fiscal 2008, and its related report is included beginning on page 30.

Compensation Committee.  The Compensation Committee is comprised of all of the Company’s independent directors — Nicholas DiPaolo, David Lauer, David Nichols, Janice Page, Edward Stan and Harvey Weinberg. Ms. Page is the Chair of the Compensation Committee. The Board has determined that each member of the Compensation Committee also is a “non-employee” director under SEC Rules and is an “outside director” under applicable tax laws. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A current copy of the Compensation Committee’s charter is posted on the “Investor Information — Board of Directors” page of the Company’s website at www.rgbarry.com.

The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee, which include, among others: (1) reviewing, approving and overseeing the Company’s executive compensation policy; (2) evaluating the performance of the CEO and other executive officers of the Company in light of corporate goals and objectives approved by the Compensation Committee; (3) establishing and approving annually the individual elements of total compensation for the CEO and other executive officers of the Company; (4) determining whether the Company should enter into employment agreements, including change in control or severance agreements, with its executive officers; (5) approving the annual base salary, annual incentive awards and long-term incentive awards, including all equity-based awards, and other perquisites and benefits, direct and indirect, of the CEO and other executive officers of the Company; (6) administering the Company’s equity-based plans; (7) reviewing new executive compensation programs and, on a periodic basis, the operation of the Company’s existing executive compensation programs; (8) reviewing and making recommendations to the Board regarding the appropriate fee amounts to be paid to the Company’s non-employee directors; and (9) preparing an annual report on executive compensation for inclusion in the Company’s proxy statement.

The Compensation Committee met five times during fiscal 2008, and its related report has been included on page 16. The Company’s processes and procedures for considering and determining compensation of our executive officers are discussed below under the caption “Compensation Discussion and Analysis.”

Nominating and Governance Committee.  The Nominating and Governance Committee also consists of all of the Company’s independent directors — Nicholas DiPaolo, David Lauer, David Nichols, Janice Page, Edward Stan and Harvey Weinberg. Mr. Stan serves as Chair of the Nominating and Governance Committee. The Nominating and Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A current copy of the Nominating and Governance Committee’s charter is posted on the “Investor Information — Board of Directors” page of the Company’s website at www.rgbarry.com.

The Nominating and Governance Committee’s primary responsibility is to create and maintain the overall corporate governance principles and policies for the Company. The Nominating and Governance Committee’s specific responsibilities include, among others: (1) recommending to the Board policies to enhance the Board’s effectiveness; (2) developing and periodically reviewing the Company’s corporate governance policies; (3) creating and maintaining a Code of Business Conduct and Ethics for directors, officers and employees; (4) approving service by directors of the Company on the boards of directors of other publicly-traded companies; (5) assessing on a regular basis the qualifications needed by the Board in the context of the current status of the Board; (6) conducting evaluations of the directors whose terms of office expire each year; (7) recommending to the Board the slate of nominees to be recommended to the shareholders for election and any directors to be elected by the Board to fill vacancies; (8) recommending the directors to be selected for membership on Board committees, including the chairpersons of the committees; and (9) periodically initiating and overseeing performance evaluations for the Board.

The Nominating and Governance Committee met four times during the 2008 fiscal year.

Nominating Procedures

The Nominating and Governance Committee is responsible for overseeing a broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board. When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials and does not have specific eligibility requirements or minimum qualifications that must be met by a nominee. The Nominating and Governance Committee considers those factors it deems appropriate, including maturity in judgment, diversity, experience, skills, accountability and integrity, financial literacy, high performance standards, other board appointments, industry knowledge, networking/contacts and degree of independence from management. Depending on the current perceived needs of the Board, the Nominating and Governance Committee may weigh certain factors more or less heavily than others. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflicts of interest that would interfere with the performance of the duties of a director of the Company.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who makes the recommendation. Pursuant to its charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm; however, neither the Nominating and Governance Committee nor the Company has used a consultant or search firm to date.

Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to Edward Stan, Chair of the Nominating and Governance Committee, c/o R. G. Barry Corporation, 13405 Yarmouth Road N.W., Pickerington, Ohio 43147. The recommendation should include the candidate’s name, age, business address, residence address and principal occupation or employment as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director if elected and a commitment by the candidate to meet personally with the Nominating and Governance Committee members should accompany any such recommendation. The Nominating and Governance Committee will consider candidate recommendations from shareholders for the 2008 Annual Meeting of Shareholders, which are submitted not later than July 11, 2008. Any shareholder who wishes to formally nominate one or more individuals must follow the procedures described below.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects nominees for election as directors at each annual meeting of shareholders. Shareholders who wish to formally nominate one or more individuals for election as a director at an annual meeting may do so, provided they comply with the nomination procedures set forth in the Company’s Articles of Incorporation. Each director nomination must be received by the Company’s Secretary not less than 30 days nor more than 60 days prior to any meeting of shareholders called for the election of directors. However, if less than 35 days’ notice of the meeting is given to the shareholders, the nomination must be mailed or delivered to the Company’s Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Each shareholder nomination must contain the following information: (a) the name, age, business and, if known, residence address of the nominee; (b) the principal occupation or employment of the nominee; (c) the number of common shares beneficially owned by the nominee and by the nominating shareholder and (d) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations under the SEC Rules. Each nomination must be accompanied by the written consent of the proposed nominee to serve as a director if elected. The Company’s Secretary must receive notice of nominations for the 2008 Annual Meeting by September 29, 2008.

Compensation Committee Interlocks and Insider Participation

Except for Mr. Stan, who last served as an executive officer of the Company in 1985 and receives retirement benefits as a former executive officer, no member of our Compensation Committee serves or has served at any time as one of our officers or employees or is a party to any related person transaction. None of our executive officers serve on the board of directors or compensation committee of any other entity that has an executive officer serving as a member of our Board or Compensation Committee.

Board Mission & Corporate Governance Guidelines

The Board has adopted Board Mission & Corporate Governance Guidelines, which are available on the “Investor Information — Board of Directors” page of the Company’s website at www.rgbarry.com. These Guidelines, which are applicable to our Board, address issues relating to (1) Board responsibilities, (2) Board selection and composition, including Board size and classification, independence of the Board, Board membership criteria and selection of new directors, (3) the Chairman of the Board, (4) service on multiple boards of directors, (5) Board communications, including disclosure policy and interaction with investors and other third parties, (6) Board compensation, (7) Board meetings, including agenda items, distribution of Board materials, executive sessions of independent directors and number of Board meetings, (8) Board access to independent advisors, (9) stock ownership, (10) succession planning and (11) committee matters, including number, structure and independence of committees, compensation of committee members, selection of committee chairs and assignment and rotation of committee members and chairs.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics, which is posted on the “Investor Information — Board of Directors” page of the Company’s website at www.rgbarry.com. This Code, which is applicable to all of our directors, officers and employees, addresses issues relating to (1) conflicts of interest, (2) corporate opportunities, (3) use of inside information, (4) corporate communications, (5) fair dealing, (6) confidentiality, (7) accounting practices, (8) records retention, (9) compliance with laws, rules and regulations, (10) the duty to report suspected violations and consequences of violations and (11) other Company policies and procedures.

COMPENSATION OF DIRECTORS

The following table summarizes compensation awarded or paid to, or earned by, each of the directors during the Company’s last completed fiscal year.

Director Compensation for fiscal 2008

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred		All Other
	Cash(1)	Awards(2)	Awards(3)	Compensation	Compensation		Compensation		Total
Name	($)	($)	($)	($)	Earnings		($)		($)

Gordon Zacks	55,000	36,448	1,679	0	0	(4)	67,470	(5)	160,597
Nicholas DiPaolo	51,440	36,448	2,912	0	0		0		90,800
David Lauer	45,000	36,448	1,679	0	0		0		83,127
Roger Lautzenhiser	45,000	36,448	1,679	0	0		0		83,127
David Nichols	45,000	36,448	2,912	0	0		0		84,360
Janice Page	55,000	36,448	1,679	0	0		0		93,127
Edward Stan	55,000	36,448	1,679	0	0	(4)	0		93,127
Thomas Von Lehman	45,000	36,448	0	0	0		0		81,448
Harvey Weinberg	48,560	36,448	1,679	0	0		0		86,687

(1)	For fiscal 2008, directors of the Company who were not employees of the Company or its subsidiaries received an annual retainer of $45,000 for service as a director. The Chairman of the Board and the Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee each received an additional annual retainer of $10,000. This annual retainer was prorated for any change in Committee Chair responsibilities made during the year.

Mr. Tunney is excluded from the table because Directors who are employees of the Company receive no additional compensation for their service as a director.

(2)	These amounts represent the expense to the Company in fiscal 2008, as computed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised), “Share-Based Payments” (“SFAS 123R”), and reported in our consolidated financial statements, of RSUs granted to directors. Generally, RSUs granted to the directors vest on the first anniversary of the grant date. Information on assumptions made in applying SFAS No. 123R with respect to these grants are included in Notes 1(p) and 10 of the Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for fiscal 2008 (the “2008 Annual Report on Form 10-K”). No directors forfeited RSUs during fiscal 2008.

In May 2008, the Company granted each of the non-employee directors 5,675 RSUs having a one-year vesting period. Each of these RSUs had a fair value of $7.93 at grant date. As of June 28, 2008, each non-employee director held 5,675 outstanding nonvested RSUs. Under the Company’s Deferral Plan, recipients of RSU awards may defer into the plan common shares of the Company that would otherwise have been received by the recipient upon vesting of his or her RSUs. David Lauer, Roger Lautzenhiser, Janice Page and Harvey Weinberg elected to defer receipt of the common shares underlying their respective RSUs that vested in May 2007 and May 2008. David Nichols and Ed Stan elected to defer receipt of the common shares underlying their respective RSUs that vested in May 2008.

(3)	Amounts represent the expense to the Company in fiscal 2008, as computed in accordance with SFAS 123R and reported in our consolidated financial statements, of options held by the named directors. Options have an exercise price equal to the closing price of the Company’s common shares on the date of grant and generally vest in equal annual installments over a one to five year period. Information on assumptions with respect to option grants is found in Notes 1(p) and 10 of the Notes to Consolidated Financial Statements included in the Company’s 2008 Form 10-K. No options were granted to any of the named directors during fiscal 2008. No directors forfeited previous option grants during fiscal 2008.

Information with respect to outstanding options held by each non-employee director as of June 28, 2008 is disclosed below:

Total Options Outstanding at
June 28, 2008

Gordon Zacks	28,750
Nicholas DiPaolo	10,000
David Lauer	16,250
Roger Lautzenhiser	16,250
David Nichols	0
Janice Page	16,250
Edward Stan	10,000
Thomas Von Lehman	0
Harvey Weinberg	10,000

(4)	Two directors, Messrs. Zacks and Stan, are participants in Company pension plans as a result of their prior service as employees of the Company. None of the payments received by Messrs. Zacks and Stan under the Company’s pension plans are conditioned on their service as a director of the Company, and no continuing benefit accruals are made on behalf of Messrs. Zacks or Stan under the Company’s pension plans.

(5)	Mr. Zacks, the Company’s current non-executive Chairman of the Board, retired as President and Chief Executive Officer on July 1, 2004. Mr. Zacks and the Company are parties to a separation agreement dated March 10, 2004. The Company is obligated under that agreement to maintain Mr. Zacks’ life insurance benefits, including a split dollar policy, until his death for as long as the Company can maintain such insurance without additional premium costs. The Company also agreed for a five-year period to reimburse Mr. Zacks for office-related costs of $45,000 per year and to provide supplemental insurance benefits, which had an incremental cost to the Company $6,071 in fiscal 2008. In fiscal 2008, there was $9,323 in attributed income on payments made by the Company on behalf of Mr. Zacks on a split-dollar life insurance policy held by the Company on his life. The Company is obligated to gross up for taxes from the impact of the split-dollar payments attributed to Mr. Zacks, which amounted to $7,076 for fiscal 2008.

Under an agreement dated September 27, 1989, as amended, the Company agreed, upon the death of Mr. Zacks, to purchase from his estate, at the estate’s election, up to $4 million of the Company’s common shares held by Mr. Zacks at the time of his death. The common shares would be purchased at their fair market value at the time the estate exercises its put right. The estate’s put right expires after the second anniversary of Mr. Zacks’ death. The Company agreed to fund its potential obligation to purchase the common shares by purchasing and maintaining life insurance during Mr. Zacks’ lifetime. In addition, Mr. Zacks agreed that, for a period of 24 months following his death, the Company will have a right of first refusal to purchase any common shares owned by Mr. Zacks at his death if his estate elects to sell the shares.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2008 Annual Report on Form 10-K.

Janice Page, Chair	Nicholas DiPaolo	David Lauer
David Nichols	Edward Stan	Harvey Weinberg

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This discussion is included to provide the material information necessary to understand the objectives and policies of the Company’s compensation program for its named executive officers:

General.  The Board’s Compensation Committee (the “Committee”) is comprised entirely of independent, non-employee directors. Decisions on executive officer compensation are made by the Committee, although compensation levels for executive officers other than the Company’s CEO have historically been recommended to the Committee by the CEO, who has substantial knowledge of the contributions made by the individual executive officers. The complete duties of the Committee are set forth in the Committee’s charter, which is available on the “Investor Information — Board of Directors” page of the Company’s website located at www.rgbarry.com. The Committee reviews and reassesses the adequacy of the charter annually.

Role of Executive Officers.  After a review of the analyses conducted by the independent compensation consultant, the CEO recommends to the Committee base salaries, target bonus levels, and long-term incentive grants for the Company’s executive officers, other than himself. The Committee then considers, discusses, modifies as appropriate, and acts on such proposals in determining the overall compensation program for executive officers.

Role of Compensation Consultants.  In fiscal 2008 and fiscal 2007, the Committee retained Hewitt Associates LLC (“Hewitt”) as its independent executive and director compensation consultant. Hewitt’s mandate was to serve and work for the Committee in its review of executive and director compensation practices, including the competitiveness of pay levels (a process called “benchmarking”), executive compensation design issues, market trends, and technical considerations. The nature and scope of services rendered by Hewitt on the Committee’s behalf is described below:

•	Benchmarking analyses, including executive peer group surveys, proxy data studies, director pay studies, dilution analyses, and market trends;

•	Ongoing support with regard to the latest relevant regulatory, technical and/or accounting considerations impacting compensation and benefit programs;

•	Assistance with the redesign of any compensation or benefit programs, as desired or needed;

•	Preparation for and attendance at selected management, Committee, or Board meetings; and

•	Other miscellaneous requests that occur throughout the year.

As used herein, the term “named executive officer” refers to the executive officers identified in the Summary Compensation Table on page 19.

The Committee did not direct Hewitt to perform the above services in any particular manner or under any particular method. The Committee has final authority to hire and terminate Hewitt or any other consultant at any time, and the Committee evaluates the performance of the consultant periodically. Hewitt representatives attended Committee meetings in fiscal 2008 and assisted the Committee, as needed, with the market data and a benchmarking assessment of executive pay, annual incentive plan design, and CEO compensation.

Philosophy and Objectives

The compensation program for the Company’s executive officers, including the CEO, is administered in a manner that:

•	Pays for Performance — The majority of compensation should be tied to the performance of the individual and the Company overall.

•	Responds to Competitiveness — All components of compensation should be set competitively as compared against appropriate peer companies so that the Company can continue to attract, retain and motivate high performing executive talent.

•	Focuses Accountability on Short-term and Long-term Performance — Annual performance bonuses and long-term incentives should reward an appropriate balance of short-and long-term financial and strategic business results, with an emphasis on managing the Company’s business for the long-term.

•	Provides Alignment with Shareholder Interests — Long-term incentives should align decision making with the interests of the Company’s shareholders.

The Committee has the responsibility to create a compensation program that embraces the above philosophy in a manner that attempts to achieve the optimal balance between employee attraction, retention and motivation and expense control. In seeking that balance, the Committee looks to market data to set compensation targets that are competitive with an executive peer group consisting of companies that are similar in revenue and industry with the Company, but also takes into account the current financial performance of the Company.

In fiscal 2007, the Committee reviewed the total direct compensation (base salary, annual incentives and long-term, stock-based incentives) for the executive officers. It assessed the competitiveness of the Company’s executive compensation as compared to a peer group of public companies, as well as general executive compensation surveys provided by Hewitt. Hewitt recommended to the Committee a group of companies to be included in the peer group; the Committee made the final selection of the peer group.

The fiscal 2007 peer group included the following 18 companies, which the Committee considered relevant for comparison purposes because of the nature of their businesses and their sales volume:

• Ashworth, Inc.	• LaCrosse Footwear, Inc.
• Deckers Outdoor Corporation	• Lakeland Industries, Inc.
• Delta Apparel, Inc.	• Phoenix Footwear Group, Inc.
• Everlast Worldwide, Inc.	• Rocky Brands, Inc.
• G-III Apparel Group Litc.	• Superior Uniform Group, Inc.
• Hampshire Group, Limited	• Swank, Inc.
• ICONIX Brand Group, Inc.	• Tandy Brands Accessories, Inc.
• I.C. Isaacs & Company, Inc.	• Wellco Enterprises, Inc.
• Jaclyn, Inc.	• Weyco Group, Inc.

For fiscal 2008, the Committee continued to target the Company’s executive officer total compensation between the 50th and 65th percentiles of the peer group in order to attract, motivate and retain outstanding executive officer talent at a cost/value relationship that reflects executive officer performance in balance with the interests of the Company and the shareholders. The Committee believes that the amount and elements of its executive compensation program are reasonable and in the best interests of the Company and our shareholders in light of current market conditions and the limited pool of top accessory footwear executive candidates.

Compensation Program Elements

The Committee annually reviews and determines the structure and elements of the Company’s compensation program for executive officers. In fiscal 2008, our executive officers received the following elements of compensation:

Competitive Compensation
Element	Description		Philosophy Versus Peers

Base Salary	•	Fixed compensation element to pay for experience, expertise, and knowledge	50th — 65th percentile
	•	Provide base level of compensation at or slightly above peers to attract and retain executives
Annual Performance Bonus	•	Focus on attaining annual Company performance goals and other strategic objectives	50th — 65th percentile
	•	Set individual target opportunities at or slightly above peers to attract, retain and motivate executives to drive shareholder value
Total Cash	•	Base Salary plus Annual Performance Bonus	50th — 65th percentile
Long-Term Incentive Award	•	Restricted Stock Units link the interests of executives and shareholders, encourage stock ownership, and provide further emphasis on Company financial performance	50th percentile
	•	Designed to be competitive with peers and maintain a balanced focus on short-term and long-term performance while managing share dilution levels
Total Direct Compensation	•	Base Salary, Annual Performance Bonus, and Long-Term Incentive Award	50th — 65th percentile
Benefits	•	Basic 401(k) plan and health and welfare benefits provide financial security	We have no stated percentile target for benefits except to be generally competitive with our peer group.
	•	Other benefits, which are limited, provided to meet competitive needs
Total Compensation	•	Base Salary, Annual Performance Bonus, Long-Term Incentive Award, and Benefits	50th — 65th percentile

The Committee does not have a pre-established policy or target for the allocation of an executive’s total compensation between cash and non-cash compensation or between short-term and long-term compensation. Instead, the Committee annually reviews the peer group data, the current facts and circumstances relating to our business and executives to determine the appropriate mix of compensation that it believes best promotes our executive compensation philosophy and objectives.

Base Salary

The base salaries of the executive officers and subsequent adjustments to those base salaries are determined relative to the following factors: (1) the importance to the Company of the executive officer’s job function; (2) the individual’s performance in his position; (3) the individual’s potential to make a significant contribution to the Company in the future; and (4) a comparison of industry pay practices. The Committee believes that all of these factors are important and the relevance of each factor varies from individual to individual. The Committee historically has not assigned any specific weight to any of these factors in the evaluation of any executive officer’s base salary.

With respect to setting base salaries, consideration is given to the individual’s contribution to the management team and the individual’s overall value and contribution to the Company. Before making salary recommendations to the Committee, the CEO reviews survey information from Hewitt to determine competitive compensation levels for each of the Company’s senior management positions. During fiscal 2008, the Committee sought to provide base salaries to our executive officers that are between the 50th and 65th percentile of base compensation offered to individuals holding comparable positions in the Company’s peer group. The Committee believes that it is important for the Company to remain competitive in its management salaries in order to attract and retain the small group of senior managers who are key to the Company’s operations.

The Company has entered into employment agreements with several of its executive officers, which provide for a minimum base salary during the term of the employment agreement. These employment agreements restrict the ability of the Committee to reduce the base salaries of these executive officers below the minimum levels specified; however, the Company historically has not reduced salaries of its officers. The Committee concluded that each of these employment agreements was necessary or desirable in order for the Company to hire and/or retain its key executive officers.

Annual base salary increases, if any, for our executive officers as a group are generally the same, on a percentage basis, as those received by our other employees. In fiscal 2008, all executive officers, except the CEO, received base pay increases averaging 4.2% and Mr. Tunney received a base pay increase of 5% based on the Committee’s evaluation and consideration of the factors discussed above. The executive officers’ base salaries in fiscal 2008, which are set forth in the “Salary” column of the Summary Compensation Table, were consistent with our compensation philosophy of paying our executive officers between the 50th percentile and 65th percentile of the Company’s peer group.

Annual Performance Bonus

The Company has historically maintained one or more annual incentive plans for its employees, including the Company’s executive officers. Prior to fiscal 2008, the annual bonus plan for executive officers was weighted 75% on Company financial metrics and 25% on individual goals. In 2008, the Committee reviewed the design of the bonus plan and decided to remove the component focused on individual results. The Committee’s rationale for changing the plan focused on encouraging stronger collaboration among the executive team to achieve financial objectives and shifting emphasis from functional excellence to Company excellence. In August 2007, the Committee approved the Company’s 2008 Management Bonus Plan (the “2008 Bonus Plan”). The 2008 Bonus Plan was designed to focus our executive officers on meeting the annual Company net income financial goals approved by the Board at the beginning of the fiscal year. The measurement and payout weighting of the performance bonus in 2008 for all executive officers, including the CEO, was based entirely on achieving the Company financial goal to focus and reward the executive officers’ efforts based on the Company’s bottom line results. Target bonus award opportunities under the 2008 Bonus Plan were designed to achieve our competitive pay philosophy of paying between the 50th and 65th percentile of total cash compensation.

For fiscal 2008, the Committee approved the following individual threshold, target and maximum potential bonuses as a percentage of fiscal 2008 base salary for the named executive officers under the 2008 Bonus Plan:

	Threshold	Target	Maximum

Greg Tunney	25.0%	60%	100%
Daniel Viren	17.5%	35%	55%
Pamela Gentile	12.5%	30%	50%
Glenn Evans	12.5%	30%	50%
Lee Smith	12.5%	30%	50%

An executive’s payout opportunity in the 2008 Bonus Plan (expressed as a percentage of base salary) was based on his or her position with the Company with more senior positions receiving a higher payout opportunity. Mr. Tunney’s payout opportunities at threshold, target and maximum were mandated by his employment agreement with the Company. The participation percentages of the other executive officers were established by the Committee based on market survey data provided by Hewitt.

In fiscal 2008, the Company’s pre-tax income exceeded the level for a target payout, but was less than the maximum payout level. Company performance resulted in payouts to the executive officers, other than the CEO, that ranged from 42.5% to 47.5% of their respective fiscal 2008 base salaries. The CEO earned a performance bonus payout in fiscal 2008 of 85% of his fiscal 2008 base salary. The annual performance bonuses earned by the executive officers during fiscal 2008 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

The Committee recognizes that, in limited cases, the performance goals established at the beginning of the year may not appropriately reward our executive officers for corporate performance during that year due to extraordinary circumstances, such as the development of unforeseen events arising after the performance goals are established. In such cases, the Committee reserves the right to pay discretionary bonuses. When making this determination, the Committee considers all of the facts and circumstances, including corporate and individual performance, achieving our compensation philosophy and objectives and the accounting and tax consequences of an award. Any such discretionary bonuses may be paid in cash or equity-based compensation as determined by the Committee. No discretionary bonuses were awarded for fiscal 2008

As of the date of this Proxy Statement, the Committee has approved in concept an annual incentive plan for fiscal 2009, but the details of that plan have yet to be finally determined. The basic design of the fiscal 2009 annual incentive plan will be similar to the fiscal 2008 plan, except that the financial targets for threshold, target and maximum pre-tax income payout levels will be different than they were in fiscal 2008.

Long-Term Incentive Awards

Long-term incentive awards provide long-term incentives that are designed to align the interests of management with our shareholders, create a stock retention vehicle for our executive officers, provide a common reward structure across the executive population, and contribute to an entrepreneurial environment among our executives.

Prior to fiscal 2007, the Committee awarded non-qualified and incentive stock options as the primary long-term incentive vehicles. Beginning in fiscal 2006, the Committee reviewed its long-term incentive program and determined that a RSU plan would strengthen the Company’s pay-for-performance philosophy and encourage stock ownership by the Company’s executive officers. The Committee’s objective is to keep dilution through options and equity awards to below 10% of the Company’s outstanding shares on a fully diluted basis. When compared to options, RSUs generally result in less dilution because we grant fewer RSUs than the number of options they replace due to the fact that, when granted, RSUs have more value than options. Accordingly, the Committee uses RSUs as the Company’s primary form of long-term equity compensation, although the Committee may still grant options from time to time depending on the circumstances facing the Company.

We establish target dollar values for each position when granting RSU awards. We target the 50th percentile of competitive market practice when establishing the annual dollar value of our long-term incentive awards to our executive officers; however, award sizes may be adjusted based on individual performance considerations. Awards are normally granted at the beginning of each fiscal year.

The RSUs combine a five-year cliff vesting with a performance-accelerated vesting feature. Each year, the Committee sets a financial performance target to trigger accelerated vesting of 20% of the RSUs. If the year’s target is not met, 20% of the RSUs are reset to vest on the fifth anniversary of the original RSU grant date. If the year’s target is met, 20% of the RSU’s vest and are immediately settled in an equal number of common shares. In the event of an executive officer’s termination because of death or disability, all RSUs immediately vest. If an executive officer’s service terminates because of retirement, a pro-rata number of RSUs will vest and settled in common shares in the year of retirement if specified performance objectives are met for that year. Pro rata numbers are determined based on the number of months worked by an officer versus the full number of months included in the vesting period. If an executive officer’s termination occurs for any reason other than death, disability or retirement, all unvested RSUs are forfeited.

Upon vesting, each RSU is settled in one of our common shares, unless the executive officer elects to defer receipt of the common shares until a later date under the Company’s Deferral Plan. Under the Deferral Plan, which was adopted in May 2006, recipients of RSU awards may defer into the plan common shares of the Company that would otherwise have been received by the recipient upon vesting of his or her RSUs. Throughout the vesting period and until the RSUs are settled in common shares, their value is directly tied to, and will fluctuate with, the value of the Company’s common shares. By encouraging executive officers to be exposed to this market risk until the common shares underlying the RSUs are distributed, the Committee believes that the Deferral Plan aligns the interests of the executive officers with our shareholders.

The Committee granted RSUs on September 11, 2008 to the named executive officers for fiscal 2008 as listed in the table below. The number of RSU’s granted to each of the executive officers was based on market survey data compiled by Hewitt. These RSUs have a five-year cliff-vesting period, with potential accelerated vesting at 20% per year if annual performance goals set by the Committee are met. It is anticipated that the Committee will grant RSUs to Mr. Tunney later during fiscal 2009. The September 2008 RSU grants for the named executive officers were as follows:

		Fair Market Value of Grant
		Based on $7.16 per Share
	Total Common Shares	Closing Price
	Underlying RSU Grant	at September 11, 2008

Daniel Viren	11,208	$80,247
Pamela Gentile	6,035	43,210
Glenn Evans	8,104	58,025
Lee Smith	7,759	55,556

The Committee granted RSUs on August 30, 2007 to the named executive officers listed in the table below. The number of RSU’s granted to each of the named executive officers was based on market survey data compiled by Hewitt. These RSUs have a five-year cliff-vesting period, with potential accelerated vesting at 20% per year if annual performance goals set by the Committee are met. The August 2007 RSU grants for the named executive officers were as follows:

		Common Shares Subject to
	Total Common Shares	Portion of RSUs Vested as of
	Underlying RSU Grant	August 21, 2008

Greg Tunney	27,397	5,479
Daniel Viren	8,904	1,781
Pamela Gentile	6,164	1,233
Glenn Evans	6,164	1,233
Lee Smith	6,164	1,233

The fair values of the RSUs granted in August 2007 were based on the closing market price of our common shares on the date of grant, which was $9.01.

The Committee also granted RSUs on May 17, 2006 to the then-serving executive officers other than Mr. Tunney. Because of the Company’s fiscal year change, the anniversary for the 20% performance vesting of these

RSUs was reestablished as August 15. The May 2006 RSU grants for the named executive officers and the number of currently vested RSUs relating to such grants are as follows:

	Total Common Shares	RSUs Vested as of
	Underlying RSU Grant	August 21, 2008

Daniel Viren	12,974	5,190
Pamela Gentile	6,986	2,794
Glenn Evans	6,986	2,794
Lee Smith	5,963	2,386

The Company achieved the Board-established financial performance targets for fiscal 2008 (pre-tax income of $13.3 million), and accordingly, 20% of the 2006 RSUs vested to each of the executive officers on August 21, 2008.

The Committee periodically reviews the stock ownership levels of the Company’s executive officers. Since a primary focus of the RSU program is to emphasize stock ownership, the Committee has determined that additional stock ownership requirements are not needed at this time. In addition, the Company does not have a formal policy providing for the recoupment of incentive awards in the event of a financial restatement which affects the performance criteria underlying previous awards. The Committee may revisit this issue in the future, although such a policy has not been needed in previous years.

Benefits

The Company previously maintained a pension plan providing for the payment of monthly benefits to salaried employees, and a supplemental retirement plan providing for the payment of additional monthly retirement benefits to eligible participants. In February 2004, the pension plan and supplemental retirement plan were amended to freeze all benefits at the levels accrued at March 31, 2004 under the respective plans. Effective January 2005, the Company elected to provide ongoing retirement benefits to the executive officers and all other employees through the 401(k) plan, with the exceptions noted below. The Company provides an annual 3% of base salary contribution to each employee’s 401(k) account, regardless of the participant’s contribution level.

In November 2005, the supplemental retirement plan was unfrozen, effective as of January 1, 2005, with respect to Mr. Viren, who had been a participant in the supplemental retirement plan prior to the date benefits were frozen. Also, the plan was amended to provide that no new individual may become a participant in the supplemental retirement plan and no pension benefits will accrue to any persons other than Mr. Viren and another non-named executive. The supplemental pension formula of Mr. Viren is reduced by the 3% contribution made by the Company to his respective 401(k) plan accounts.

All executive officers participate in the Company’s medical, dental, disability and life insurance benefit plans on the same basis as all other full-time employees of the Company. In lieu of the Company’s general corporate life insurance policy, Messrs. Tunney and Viren are provided a life insurance policy that has a death benefit of $500,000, and these individuals pay the taxes on the premiums.

Monthly car allowances and nominal gas allowances are provided to all executive officers. During fiscal 2008, aggregate annual car and gas allowances for the named executive officers ranged from $7,317 to $12,731 per individual.

Mr. Tunney has been reimbursed by the Company for expenses of $1,300 incurred in connection with annual financial planning services during fiscal 2008. Mr. Tunney’s employment agreement also provides the ability for him to obtain a country club membership, which he utilized beginning in late fiscal 2008. To obtain this membership, the Company paid a refundable initiation fee of $25,000 during fiscal 2008 to a country club, and the Company will pay the dues and expenses associated with Mr. Tunney’s membership.

During fiscal 2008, Mr. Tunney received benefits of $63,849 in relocation-related costs paid for by the Company and he will also receive a tax gross-up reimbursement of $35,471 with respect to these costs. Mr. Smith received benefits of $65,108 in relocation related costs reimbursed by the Company as well as an additional $17,169 in related tax gross-up reimbursement.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally prohibits the Company from deducting non-performance-based compensation in excess of $1,000,000 per taxable year paid to the CEO and the Company’s three most highly compensated executive officers (other than the CEO and the CFO) as of the end of the Company’s fiscal year. The Company may continue to deduct compensation paid to such executive officers in excess of $1,000,000 if the payment of that compensation qualifies for an exception, including an exception for certain “performance-based” compensation.

The Committee does not have a policy that requires the Company’s executive compensation programs to qualify as performance-based compensation under Section 162(m), although the Committee will continue to work to structure components of its executive compensation package to achieve maximum deductibility under Section 162(m) while at the same time considering the goals of its executive compensation philosophy.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for fiscal 2008

							Change
							in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards(1)	Awards(2)	Compensation	Earnings(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Greg Tunney,	2007	452,850	37,500	0	121,333	450,000	0	65,127	1,126,810
President and Chief Executive Officer	2008	471,577	0	41,141	121,333	401,200	0	131,690	1,166,941
Daniel Viren,	2007	240,021	0	16,036	17,218	131,181	144,948	29,083	578,487
Senior Vice President- Finance, Chief Financial Officer and Secretary	2008	247,399	0	29,407	4,796	117,597	55,787	27,609	482,595
Lee Smith,	2008	183,582	0	17,903	0	78,094	0	96,329	375,908
Senior Vice President-Design and Development
Pamela Gentile,	2007	193,060	0	8,635	11,851	93,525	4,085	7,722	318,878
Senior Vice President-Sales and Brand President, Dearfoams® Brands	2008	199,843	0	17,891	3,365	85,000	6,402	5,995	318,496
Glenn Evans,	2008	190,374	0	17,891	3,718	80,983	6,704	16,404	316,074
Senior Vice President-Sourcing and Logistics

(1)	Amounts represent the expense to the Company in fiscal 2008, as computed in accordance with SFAS 123R and reported in our consolidated financial statements, of RSUs previously granted to the executive officers. Generally, RSUs provide for a five-year cliff vesting with an accelerated performance-based vesting feature. Each fiscal year, the Committee sets a financial performance target to trigger accelerated vesting of 20% of the RSUs. If the fiscal year’s target is not met, those RSUs are reset to vest on the fifth anniversary of the original RSU grant date. Vested RSUs are settled on a one-for-one basis in the Company’s common shares. A new grant of RSUs was made to the executive officers in fiscal 2008. Information on assumptions made in applying SFAS 123R to RSU grants are included in Notes 1(p) and 10 of the Notes to Consolidated Financial Statements included in the Company’s 2008 Form 10-K. None of the listed executive officers for 2008 forfeited previous RSU grants during fiscal 2008.

(2)	Amounts represent the expense to the Company in fiscal 2008, as computed in accordance with SFAS 123R and reported in our consolidated financial statements. All options have an exercise price equal to the closing price of the Company’s common shares on the date of grant, and generally vest in equal annual installments over a three to five year period. No new option grants were made to any of the executive officers during fiscal 2008. Information on assumptions made in applying SFAS 123 with respect to option grants is found in Notes 1(p) and 10 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K. None of the named executive officers for 2008 forfeited previous option grants during fiscal 2008.

(3)	The amounts reflected in this column represent the change in actuarial value of vested pension benefits under the Company’s pension plans from the measurement dates used for our fiscal 2008 and fiscal 2007 consolidated financial statements (March 31, 2008 and March 31, 2007, respectively). Our pension plan assumptions used in these measurements are disclosed in detail in Note 9 of the Notes to Consolidated Financial Statements included in the Company’s 2008 Form 10-K. Messrs. Tunney and Smith are not participants in the Company’s pension or supplemental plans.

(4)	“All other compensation” includes both non-perquisite and perquisite items paid to the executive officers during fiscal 2008. Non-perquisite items included the Company’s 3% contribution to each of the executive officer’s 401(k) plan account made in fiscal 2007 and fiscal 2008, insurance premiums paid for individual life insurance policies on selected executive officers and tax gross-up amounts where relocation and moving costs were incurred for the affected executive officers. Any 401(k) contributions vest to the individual immediately. In fiscal 2008 and fiscal 2007, respectively, $14,147 and $18,811 of 401(k) plan contributions and tax gross-up amounts of $35,471 and $18,867, respectively were paid, reimbursed or are pending reimbursement to, Mr. Tunney. In fiscal 2008, a tax gross-up amount of $17,169 was paid to Mr. Smith. There were no other non-perquisite compensation items in excess of $10,000 in fiscal 2008 or fiscal 2007 for any of the named executive officers.

“All other compensation” in the form of perquisites and personal benefits provided by the Company to its executive officers in fiscal 2008 and fiscal 2007 included car and nominal gasoline reimbursement allowances, temporary living and relocation related payments, health club benefits for part of fiscal 2008 and, with respect to Mr. Tunney, financial and tax planning benefits. In fiscal 2008, within these categories, the Company recorded a $12,000 car allowance and $63,949 in moving and relocation costs reimbursed to Mr. Tunney and $65,108 in moving and relocation costs reimbursed to Mr. Smith. No other perquisites or personal benefits were provided to any of our executive officers during fiscal 2008 that exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits provided to such executive officer in fiscal 2008 and fiscal 2007. Perquisites are valued based on the aggregate incremental cost to the Company, on actual incurred costs or, in the case of 401(k) plan contributions, on the 3% contribution established for all Company employees.

Options and Other Equity-Based Award Holdings

The following table sets forth the number of equity-based awards outstanding at the end of fiscal 2008 and the market-based values of outstanding, unvested RSUs at the end of fiscal 2008 for the Company’s named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards				Stock Awards
	Number of	Number			Number	Market
	Common	of Common			of Shares	Value of
	Shares	Shares			or Units	Shares
	Underlying	Underlying			of Stock	or Units
	Unexercised	Unexercised	Option		that	of Stock
	Options	Options	Exercise	Option	Have not	that Have
	(#)	(#)	Price	Expiration	Vested(2)	not Vested(3)
Name	Exercisable	Unexercisable(1)	($)	Date	(#)	($)

Greg Tunney	66,666	33,334	6.58	2/07/2016	27,397	233,696
Daniel Viren	15,000	0	3.27	5/07/2013	19,283	164,484
	20,000	0	3.80	3/08/2015
Lee Smith	0	0	—	—	10,934	93,267
Pamela Gentile	5,000	0	2.67	3/11/2014	11,753	100,253
	20,000	0	3.80	3/08/2015
Glenn Evans	5,000	0	3.00	03/23/10	11,753	100,253
	9,306	0	4.60	06/29/11
	10,000	0	5.50	05/09/12
	7,500	0	3.27	05/07/13
	20,000		3.80	03/08/15

(1)	Vesting dates for outstanding unvested option awards are as follows: Mr. Tunney — 33,334 common shares at February 7, 2009.

(2)	Unvested RSUs outstanding at June 28, 2008 include unvested shares from a May 2006 grant (of which 60% are unvested as of the fiscal year-end date) and an August 2007 grant (of which 100% are unvested as of the end of the fiscal year-end date). Each grant vests 100% at the end of five years from date of grant, subject to potential accelerated vesting of 20% of the outstanding RSUs in each of the next four years if certain performance goals set annually by the Compensation Committee are met. See footnote (3) to the Summary Compensation Table above for a discussion of the manner in which RSUs vest. Annual performance targets for the May 2006 grant were met as of August 21, 2008 and, accordingly, 20% of the RSUs for that grant included in the table vested as to each of the executive officers.

(3)	Market value is determined based on $8.53, the closing price of the Company’s common shares on June 28, 2008, the last trading day of fiscal 2008.

Grants of Plan-Based Awards

The following table supplements the information in the Summary Compensation Table with respect to awards granted to each of the named executive officers during fiscal 2008 under the 2008 Bonus Plan.

Grants of Plan-Based Awards for fiscal 2008

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards(1)
	Threshold	Target	Maximum
Name	($)	($)	($)

Greg Tunney	118,000	283,200	472,000
Daniel Viren	43,325	86,651	136,165
Lee Smith	22,969	55,125	91,875
Pamela Gentile	25,000	60,000	100,000
Glenn Evans	23,819	57,165	95,274

(1)	Additional information with respect to threshold, target and maximum bonus levels associated with the award made to each of the executive officers under the Company’s 2008 Bonus Plan is provided above under the caption “Compensation Discussion and Analysis — Annual Performance Bonus.” The amounts actually paid out to the executive officers under the 2008 Bonus Plan is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Exercises and Vesting of Previously Awarded Equity-Based Compensation

The following table sets forth information regarding option awards that were exercised during fiscal 2008.

Option Exercises for fiscal 2008

	Option Awards		Stock Awards
	Number of		Number of
	Common Shares		Common Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise(1)	on Exercise	on Exercise(1)
Name	(#)	($)	(#)	($)

Greg Tunney	0	0	0	0
Daniel Viren	0	0	2,595	26,469
Lee Smith	0	0	1,397	14,249
Pamela Gentile	0	0	1,397	14,249
Glenn Evans	0	0	1,397	14,249

(1)	The value realized upon exercise of options is calculated by determining the difference between the market price of the underlying common shares at exercise and the exercise price of the option.

Pension Benefits

The following table discloses the actuarial present value, as of the March 31, 2008 measurement date used for our fiscal 2008 consolidated financial statements, of each named executive officer’s accumulated benefit under each plan that provides for specified retirement payments and benefits or payments and benefits that will be provided following retirement as well as other information concerning each such plan.

Pension Benefits for fiscal 2008

			Present
		Number of Years	Value of
		Credited Service(1)	Accumulated Benefit
Name	Plan Name	(#)	($)

Daniel Viren	R.G. Barry Corporation Associates’ Retirement Plan	15.585	297,384
	R.G. Barry Corporation Restoration Plan(3)	15.585	24,196
	R.G. Barry Corporation Supplemental Retirement Plan	19.170	466,667
Pamela Gentile	R.G. Barry Corporation Associates’ Retirement Plan	17.410	65,766
Glenn Evans	R.G. Barry Corporation Associates’ Retirement Plan	17.585	72,998

(1)	The number of years credited service for Messrs. Viren and Evans and Ms. Gentile for the Associates’ Retirement Plan and for Mr. Viren for the nonqualified supplemental Restoration Plan covers each individual’s term of employment with the Company up to March 31, 2004, the date these plans were effectively frozen. The number of years credited service for Mr. Viren for the Supplemental Retirement Plan covers the entire period of their employment with the Company through the end of fiscal 2008.

The Company’s Associates’ Retirement Plan (the “ARP”) provides for the payment of monthly benefits to salaried employees at age 65 based upon 48% of a participant’s “final average monthly compensation” (subject to a limitation imposed by law on the amount of annual compensation upon which benefits may be based) less a designated percentage of the participant’s primary social security benefits. Benefits under the ARP are reduced by 1/30th for each year of credited service less than 30 years.

The Company’s Restoration Plan, as amended (the “Restoration Plan”), is a non-qualified supplemental plan which works in conjunction with the ARP to provide monthly payments to eligible participants whose participation in the Company’s ARP is limited by Internal Revenue Service rules. Under the Restoration Plan, the Company pays to each eligible participant the difference, if any, between (1) the monthly benefit which would have been payable to the participant or the participant’s designated beneficiary under the Company’s ARP if the provisions of the ARP were administered without regard to the maximum amount of retirement income limitations of Internal Revenue Code Section 401 (a)(17) and (2) the monthly benefit which is in fact payable to the participant or the participant’s designated beneficiary under the ARP.

The Company also sponsors a Supplemental Retirement Plan (the “SRP”) for certain officers and other key employees as designated by the Board. The SRP is unfunded, noncontributory and provides for the payment of additional monthly retirement benefits to each eligible participant based upon 2.5% of the participant’s “final average monthly compensation” reduced by a designated percentage of the participant’s primary social security benefits, with the difference multiplied by the participant’s years of credited service up to a maximum of 24 years, and the resulting product then reduced by the participant’s monthly benefit payable under the ARP. The benefit to which any employee who was a participant in the SRP on December 31, 1988 is entitled will not be less than 60% of the participant’s “final average monthly compensation,” reduced by (1) the participant’s monthly benefit payable under the ARP and (2) a designated percentage of the participant’s primary social security benefits. For certain participants, the SRP provides an alternative benefit formula for years worked past the normal retirement age assumed by the SRP.

On February 20, 2004, the ARP, the Restoration Plan and the SRP were each amended to freeze all benefits under each plan at the levels accrued at March 31, 2004. On November 10, 2005, the SRP was unfrozen, effective as of January 1, 2005, with respect to two “reactivated participants” designated by the Board, Mr. Viren and another non-named executive officer, who had been participants in the SRP prior to March 31, 2004. Effective as of January 1, 2005, pension benefit accruals resumed for Mr. Viren; however, no pension benefits accrued for these two individuals between March 31, 2004 and December 31, 2004. From and after March 31, 2004, (1) no new individual may become a participant in the SRP, (2) except with respect to Mr. Viren, no pension benefits will accrue and (3) benefits will begin to be distributed no earlier than the date a participant terminates employment with the Company.

A participant’s “final average monthly compensation” for purposes of the ARP, the Restoration Plan and the SRP is the average of the participant’s compensation (salary and commissions but excluding cash bonuses and overtime pay) during the five consecutive calendar years of the last ten years in which such participant’s total compensation was highest. However, for individuals who became participants in the SRP on or before December 31, 1988, compensation used in determining their “final average annual compensation” under the SRP includes bonuses and incentives.

See the “Critical Accounting Policies and Use of Significant Estimates” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operation included in the Company’s 2008 Annual Report to Shareholders for related disclosures on the Company’s retirement plans, as well as Note 9 of the Notes to Consolidated Financial Statements included in the Company’s 2008 Annual Report to Shareholders as to methods and assumptions used in the computations set forth in the table above.

Nonqualified Deferred Compensation

The following table sets forth earnings and the total dollar balance, as of June 28, 2008, for Mr. Viren and Mr. Evans for fiscal 2008 under the Company’s nonqualified deferred compensation plan. No other named executive officers participate in this plan.

Nonqualified Deferred Compensation for fiscal 2008

	Aggregate Earnings in	Aggregate Balance
	Last FY(1)	at Last FYE
Name	($)	($)

Daniel Viren	2,096	$30,741
Glenn Evans	1,300	$19,064

(1)	Earnings accrued during fiscal 2008 under the nonqualified deferred compensation plan are based on market rates. As a result, no above-market or preferential earnings were included as compensation for fiscal 2008 in the Summary Compensation Table.

The Company’s deferred compensation plan was established as a nonqualified, unfunded retirement plan designed to provide additional benefits to those employees of the Company earning an annual salary of at least $95,000. Under the deferred compensation plan, each eligible participant could defer up to 25% of his or her base salary and 100% of his or her bonus per year. The combination of salary and bonus deferrals, however, could not exceed 25% of the eligible participant’s base salary. Amounts deferred by a participant under the deferred compensation plan are immediate vested. The Company uses the prime rate as listed in the Wall Street Journal for determining rates of return, computed quarterly. Distributions from the deferred compensation plan are made upon a participant’s termination of employment, death or disability, and are made in the form of a lump sum or annual installments over a five or ten year period. On February 21, 2004, the Company froze the deferred compensation plan. From and after February 21, 2004, (1) no new employee may become a participant in the deferred compensation plan and (2) eligible participants may not defer additional salary or bonus amounts into their accounts.

Potential Payments upon Termination or Change in Control

Greg Tunney.  Pursuant to an employment agreement dated February 7, 2006, Mr. Tunney is employed as the Company’s President and Chief Executive Officer. The current term of the employment agreement extends until May 18, 2009, and will thereafter automatically renew for additional one-year periods unless either the Company or Mr. Tunney gives 90 days’ prior written notice of intent not to renew. The employment agreement provides for severance benefits in the event that Mr. Tunney’s employment is terminated without “cause” or by him for “good reason” (each as defined in the employment agreement). Examples of “good reason” for which Mr. Tunney may terminate his employment include: (i) a reduction in his base salary; (ii) a material reduction in his duties or responsibilities; and (iii) the failure of the Company to nominate him for reelection to the Board at a shareholder meeting at which he is up for election. Examples of “cause” for which the Company may terminate Mr. Tunney’s employment include (i) gross negligence materially detrimental to the Company, (ii) conviction of a felony or crime involving dishonesty, (iii) willful and continued failure to perform job duties and (iv) intentional misconduct that is materially injurious to the Company.

In the event Mr. Tunney’s employment is terminated without cause or for good reason: (i) he will continue to receive his base salary for a period of 12 months after termination; (ii) he will continue to receive health and life insurance coverage, including dependent health care coverage, for one year; (iii) all outstanding restricted stock units will immediately vest and all unvested outstanding options will immediately become exercisable for a period of 12 months; and (iv) he will receive a pro rata portion of any annual performance bonus that he otherwise would be entitled to for his partial service during the year in which termination occurs.

Mr. Tunney is entitled to enhanced severance benefits if his employment is terminated in connection with a “change in control.” A “change in control” includes (i) the acquisition by any person or group of more than 50% of the outstanding common shares of the Company, (ii) the completion of a merger, sale of all or substantially all of the assets of the Company or other business combination unless the shareholders of the Company immediately prior to such business combination will have a majority of the voting power of the entity that results from the business combination or (iii) there is a change in a majority of the directors of the Company (with specified exceptions). If Mr. Tunney’s employment is terminated in connection with a change in control, he will receive a payment equal to two times his annual base salary plus his then target bonus opportunity and the Company will provide him with health insurance coverage for a period of one year after termination, and outplacement cost support.

Additionally, if Mr. Tunney is terminated due to death or “disability” (as defined in the employment agreement), Mr. Tunney or his beneficiaries, as applicable, will receive a payment equal to a pro-rata portion of any annual performance bonus that he otherwise would be entitled to for the year in which his termination occurs due to death or disability.

During Mr. Tunney’s employment with the Company and for a period of one year following his termination, Mr. Tunney may not engage directly or indirectly in any business or enterprise that competes with the Company and its affiliates or solicit, on behalf of himself or any other person, any of the managerial level employees of the Company or its affiliates to leave their employment or solicit any customer of the Company to purchase goods from any other person or entity. In addition, Mr. Tunney will keep and maintain confidential, and may not use or disclose, non-public information relating to the business of the Company and its affiliates.

Daniel Viren.  Pursuant to an employment agreement dated June 5, 2000, as amended, Mr. Viren is employed as Senior Vice President — Finance, Chief Financial Officer and Secretary of the Company. The term of the employment agreement expires on August 30, 2009.

The employment agreement provides for severance benefits in the event that Mr. Viren’s employment is terminated without “cause” or by him for “good reason” (each as defined in the employment agreement). In each of these events, the Company is obligated to pay to Mr. Viren, within ten days following the date of termination, a lump sum cash severance payment equal to the total compensation (including bonus) paid to him or accrued for his benefit for services rendered during the 12-month period immediately preceding the date of termination. Examples of “good reason” for which Mr. Viren may terminate his employment include: (i) a material reduction in his duties or responsibilities; (ii) a reduction in his base salary; (iii) the failure by the Company to provide specified benefits; and (4) the Company requiring him to relocate his principal residence in connection with a business relocation.

Examples of “cause” for which the Company may terminate Mr. Viren’s employment without a severance payment include: (i) his willful and continued refusal to perform his duties with the Company after receipt of a demand for performance; (ii) his conviction of any felony; and (iii) his willful and gross misconduct materially and demonstrably injurious to the Company.

During Mr. Viren’s employment with the Company and for a period of one year following his termination (except in the case of a hostile change of control of the Company), Mr. Viren may not engage directly or indirectly in any business or enterprise which is in competition with the Company. In addition, Mr. Viren will keep and maintain confidential, and shall not use or disclose, non-public information relating to the business of the Company and its affiliates.

Change in Control Agreements.  All other senior executives of the Company, including Pamela Gentile, Lee Smith and Glenn Evans, are parties to three-year change in control agreements with the Company, which provide for severance payments to the executive officer if his or her employment is terminated within 36 months after the occurrence of a “change in control.” These agreements are intended to serve as a retention tool and to provide incentive to the executive officers to continue focusing on our business in the event of a potential change in control.

For purposes of these agreements, a change in control occurs when (i) any person or group acquires shares of the Company possessing more than 50.1% of the total voting power of the Company’s outstanding shares or (ii) in connection with a tender or exchange offer, merger or other business combination, sale of assets or contested director election, the persons who were directors of the Company immediately before the completion of such transaction cease to constitute a majority of the Board of the Company or any successor to the Company.

If the executive’s employment is terminated within 36 months following a change in control for “cause” (as defined in the agreement”) or due to the executive officer’s disability (as defined in the agreement) or death, the executive officer or his or her beneficiaries, as applicable, will receive the executive’s base salary through the date of termination, but will not be entitled to receive any further benefits under the agreement. Examples of “cause” for which the Company may terminate the executive officer’s employment in connection with a change in control include: (i) willful and continued refusal by the executive officer to substantially perform his or her duties with the Company; (ii) failure to comply with any applicable law or regulation affecting the Company’s business; (iii) commission of an act of fraud, bad faith or dishonesty toward the Company; (iv) conviction of any felony or misdemeanor involving moral turpitude; (v) misappropriation of any funds, property or rights of the Company; and (vi) breach of any provision of the change in control agreement.

If the executive officer’s employment is terminated within 36 months following a change in control without cause or by the executive officer for “good reason” (as defined in the agreement), he or she will receive, within 30 days following the date of termination, a lump sum cash severance payment equal to the greater of (i) the total compensation (including bonus) paid to or accrued for the benefit of the executive officer for the fiscal year preceding the change in control or (ii) the total compensation (including bonus) paid to or accrued for the benefit of the executive officer for the twelve-month period immediately preceding the date of termination. Examples of “good reason” for which the executive officer may terminate his or her employment in connection with a change in control include: (i) a reduction in the executive officer’s duties or responsibilities or status; (ii) assignment of duties inconsistent with the executive officer’s position; (iii) a reduction in the executive’s base salary or a reduction in his or her total compensation (including bonus) such that his or her total compensation for a given calendar year is less than 90% of his or her total compensation for the prior fiscal year; (iv) the failure by the Company to provide specified benefits; (v) the relocation of the Company’s principal executive offices or requiring the executive officer to relocate his or her principal residence in connection with a business relocation; (vi) the Company’s failure to continue in effect any material health, welfare or benefit or plans in which executive officer participates; and (vii) any breach of the change in control agreement by the Company.

During the executive officer’s employment with the Company and for a period of one year following his or her termination (or, in the case of a termination without cause or for good reason following a change in control, for such number of months as the executive officer receives severance payments under the agreement), the executive officer may not engage directly or indirectly in any business or enterprise which is in competition with the Company. In addition, the executive officer shall at all times keep and maintain confidential, and shall not use or disclose, non-public information relating to the business of the Company and its affiliates.

In addition to the benefits and payments described above, the executive officers may be entitled to accelerated vesting of some or all of their outstanding options, RSUs and other equity awards, in accordance with the terms of the Company’s equity compensation plans.

Summary of Employment Termination Payment and Benefits.  The following tables show the potential payments and benefits that will be provided to our named executive officers under each of the employment agreements and change in control agreements discussed above assuming termination of employment on June 28, 2008. In these tables, the amounts reported for long-term incentives (stock options and restricted stock units) represent, as applicable, the in-the-money value of stock options and the value of restricted stock units that vest as a result of termination of employment. All of our named executive officers hold both stock options and restricted stock units, except for Mr. Smith who does not hold any options. The in-the-money value of stock options and the value of restricted stock units is calculated based on the closing stock price on June 28,, 2008 ($8.53), the last trading day of the fiscal year. No amount is reported for stock options or restricted stock units that were vested prior to June 28, 2008.

Mr. Tunney

			Termination
			Without Cause or
			for Good Reason
	Termination	Termination for	Following a
	Without Cause or	Cause or Without	Change of
Element	for Good Reason ($),	Good Reason ($)	Control ($)	Death ($)	Disability ($)

Cash Severance Payment	873,200	—	1,746,400	401,200	401,200
Benefits and Perquisites
Health and Welfare Benefit Plan Continuation	4,510	—	4,510	—	—
Life Insurance Continuation	2,362	—	2,362	—	—
Outplacement	20,000		20,000
Value of Long-Term Incentives	298,698	—	298,698	298,698	298,698
Total Change in Control Payments	1,198,770	—	2,071,970	699,898	699,898

Mr. Viren

			Termination
			Without Cause or
			for Good Reason
	Termination	Termination for	Following a
	Without Cause or	Cause or Without	Change of
Element	for Good Reason ($),	Good Reason ($)	Control ($)	Death ($)	Disability ($)

Cash Severance	364,996	—	364,996	—	—
Value of Long-Term Incentives	—	—	—	337,984	337,984
Total Change in Control Payments	364,996	—	364,996	337,984	337,984

Ms. Gentile

	Termination
	Without Cause or
	for Good Reason
	Following a
	Change of
Element	Control ($)	Death ($)	Disability ($)

Cash Severance	284,843	—	—
Value of Long-Term Incentives	—	224,153	224,153
Total Change in Control Payments	284,843	224,153	224,153

Mr. Smith

	Termination
	Without Cause or
	for Good Reason
	Following a
	Change of
Element	Control ($)	Death ($)	Disability ($)

Cash Severance	261,676	—	—
Value of Long-Term Incentives	—	93,267	93,267
Total Change in Control Payments	261,676	93,267	93,267

Mr. Evans

	Termination
	Without Cause or
	for Good Reason
	Following a
	Change of
Element	Control ($)	Death ($)	Disability ($)

Cash Severance	271,357	—	—
Value of Long-Term Incentives	—	328,826	328,826
Total Change in Control Payments	271,357	328,826	328,826

Transactions with Related Persons

In 1952, the Company obtained from Florence Zacks Melton, the mother of the Company’s non-executive Chairman of the Board, Gordon Zacks, the exclusive right to manufacture and sell various slipper styles and other product designs created and owned by her, including future styles and designs. Under a royalty agreement with the Company, Mrs. Melton received 1% of the Company’s net sales of products utilizing her designs. In August 2005, the Company and Mrs. Melton entered into an agreement whereby she transferred to the Company all of her product designs and patent rights and other intellectual property rights regarding products sold by the Company or that relate to slippers or other footwear products for a purchase price of $600,000. In connection with this agreement, the royalty agreement and all options there under were terminated. The $600,000 purchase price is to be paid by the Company in 24 quarterly payments of $25,000. Since Mrs. Melton’s death in February 2007 until March 4, 2008, the Company has been making these quarterly payments to the successor trust designated by Mrs. Melton, of which Gordon Zacks is the trustee and beneficiary. On March 4, 2008, Gordon Zacks, as trustee, assigned remaining payment rights under the agreement to the Florence Zacks Melton Philanthropic Fund of the Columbus Jewish Foundation. The quarterly payments began on August 11, 2005 and have been and will be due and payable on the last business day of each October, January, April and July until the final payment on the last business day in April 2011.

Mr. Lautzenhiser, a director of the Company, is a partner with Vorys, Sater, Seymour and Pease LLP, a law firm which rendered legal services to the Company during fiscal 2008 and continues to do so. The Company paid approximately $273,978 during fiscal 2008 for such services.

The Company’s Code of Business Conduct and Ethics requires that any potential conflict of interest involving a transaction or proposed transaction between the Company and a third party with whom an “insider” (i.e., a director, officer or employee of the Company or a relative of any such person) is affiliated or in which the insider has an interest, the interest should be disclosed immediately by the insider to their management supervisor. The Chief Executive Officer and members of the Board must report any such circumstance to the Nominating and Governance Committee of the Board for review and approval. In addition, pursuant to its charter, the Audit Committee reviews and makes recommendations to the Board with respect to any proposed transaction involving the Company, on one hand, and any director or executive officer of the Company (or an immediate family member of such persons), on the other hand, or involving any entity in which any of our directors or executive officers has more than a modest financial interest. Any material related person transactions are included within the disclosures in the Notes to the Company’s Consolidated Financial Statements.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains six equity compensation plans (collectively, the “Plans”) under which common shares may be issued to eligible directors, officers and employees, each of which has been approved by the Company’s shareholders: (1) the R. G. Barry Corporation 1994 Stock Option Plan (the “1994 Plan”); (2) the R. G. Barry Corporation Stock Option Plan for Non-Employee Directors (the “Directors Plan”); (3) the R. G. Barry Corporation 1997 Incentive Stock Plan (the “1997 Plan”); (4) the R. G. Barry Corporation 2002 Stock Incentive Plan (the “2002 Plan”); (5) the R. G. Barry Corporation Employee Stock Purchase Plan (the “Stock Purchase Plan”); and (6) the R. G. Barry Corporation 2005 Long-Term Incentive Plan (the “2005 Plan”). No new equity-based awards may be granted under the 1994 Plan, the Directors Plan, the 1997 Plan or the 2002 Plan.

The 2005 Plan authorizes the issuance of 500,000 of the Company’s common shares, plus (1) the number of common shares that were authorized to be the subject of awards under the 1997 Plan and the 2002 Plan but as to which awards had not been made as of May 20, 2005, and (2) any common shares underlying awards granted under the 1997 Plan and the 2002 Plan which are forfeited after May 20, 2005. In addition, no more than 500,000 common shares are available for the grant of incentive stock options under the 2005 Plan. As of June 28, 2008, a total of 386,372 common shares were available for new awards under the 2005 Plan.

The following table shows for the Plans, as a group, (1) the number of common shares issuable upon exercise of outstanding options or vested outstanding RSUs, (2) the weighted-average exercise price of outstanding options and RSUs and (3) the number of common shares remaining available for future equity-based awards, in each case as of June 28, 2008 and reflecting adjustments for changes in the Company’s capitalization.

Number of Common
Shares Remaining
Available for
	Number of Common		Future Issuance
	Shares to be Issued	Weighted-Average	Under Equity
	Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Shares
	Options, Warrants	Options, Warrants	Reflected in Column
	and Rights(1)	and Rights(3)	(a))(2)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by shareholders	685,638	$5.15	892,372
Equity compensation plans not approved by shareholders	0	0	0
Total	685,638	$5.15	892,372

(1)	Includes 18,750 common shares issuable upon exercise of options granted under the 1994 Plan; 12,500 common shares issuable upon exercise of options granted the Directors Plan; 160,999 common shares issuable upon exercise of options granted under the 1997 Plan; 143,650 common shares issuable upon exercise of options granted under the 2002 Plan; 115,000 common shares issuable upon exercise of options granted under the 2005 Plan; and 234,739 common shares underlying RSUs granted under the 2005 Plan. There were no options outstanding under the Stock Purchase Plan as of June 28, 2008.

(2)	Includes 386,372 common shares remaining available for future issuance under the 2005 Plan and 506,000 common shares available for future issuance under the Stock Purchase Plan.

(3)	Average price is based on open stock options at June 28, 2008 and does not include any effect of restricted stock units, which require no cash contribution upon exercise and subsequent issuance of Company stock.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee for the Fiscal Year Ended June 28, 2008

In accordance with applicable SEC Rules, the Audit Committee has issued the following report:

Role of the Audit Committee.  The Audit Committee currently consists of six directors and operates under the charter adopted by the Company’s Board. Because the Company’s common shares are listed on NASDAQ, it is subject to NASDAQ Rules regarding Audit Committee member independence. The Board has determined that each member of the Audit Committee qualifies as independent under both NASDAQ Rules and SEC Rules. In accordance with its charter, the purpose of the Audit Committee is to assist the Board with respect to its oversight of: (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications and independence; and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. In addition, the Audit Committee must prepare an audit committee report in accordance with the SEC Rules to be included in the Company’s annual proxy statement.

Review and Discussion with Independent Registered Public Accounting Firm.  In fulfilling its oversight responsibility as to the audit process, the Audit Committee obtained from KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, the written disclosures and a letter describing all relationships between the Company and KPMG that might bear on KPMG’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with the Audit Committees, as amended. The Audit Committee discussed with KPMG any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of KPMG, and the Audit Committee has satisfied itself as to KPMG’s independence. In addition, the Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged With Governance.

Review and Discussion with Management.  The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended June 28, 2008 with management and KPMG. Management has the responsibility for the preparation of the Company’s consolidated financial statements and KPMG has the responsibility for performing an audit of those statements.

Conclusion.  Based on the Audit Committee’s discussions with management and KPMG and its review of the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included (and the Board approved such inclusion) in the Company’s 2008 Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Nicholas DiPaolo, Chair	Janice Page	Harvey Weinberg
Edward Stan	David Lauer	David Nichols

Pre-Approval Policies and Procedures

Under applicable SEC Rules, the Audit Committee is required to pre-approve the audit and permitted non-audit services performed by the Company’s independent registered public accounting firm. SEC Rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Consistent with SEC Rules, the charter of the Audit Committee requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the Company’s independent registered public accounting firm to the Company or any of its subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and, if it does so, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting. During fiscal 2008, the Audit Committee did not delegate pre-approval authority to the chair of the committee.

Fees of Independent Registered Public Accounting Firm

On November 7, 2007, the Audit Committee appointed KPMG to serve as the independent registered public accounting firm of the Company for fiscal 2008. Fees billed for services rendered by KPMG for fiscal 2008, fiscal 2007, the six-month transition period ended July 1, 2006 (the “2006 transition period”), and fiscal 2005 were as follows:

Audit Fees.  The aggregate audit fees billed by KPMG for fiscal 2008, fiscal 2007, the 2006 transition period and fiscal 2005 were $305,372, $232,700, $235,560 and $257,000, respectively. These amounts include fees for professional services rendered by KPMG in connection with the audit of the Company’s annual consolidated financial statements, the review of the interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and annual statutory audits of the Company’s former Mexican and French subsidiaries for fiscal 2007, the transition period 2006, and fiscal 2005.

Audit-Related Fees.  KPMG did not bill the Company for any non-audit-related fees for fiscal 2008, fiscal 2007, the 2006 transition period or fiscal 2005.

Tax Fees.  The aggregate fees for tax services rendered by KPMG for fiscal 2008, fiscal 2007, and the 2006 transition period and fiscal 2005 were $85,240, $90,350, $60,000 and $141,200, respectively. The services rendered by KPMG included preparation of the Company’s U.S. federal and state corporate tax returns, tax consulting advice for the Company’s U.S. and former Mexican subsidiaries for fiscal 2007, the transition period 2006, and fiscal 2005 and assisting with the Company’s IRS examination.

All Other Fees.  The Company did not pay any other fees to KPMG for any other services for fiscal 2008, fiscal 2007, the 2006 transition period or fiscal 2005.

All of the services rendered by KPMG to the Company and its subsidiaries during fiscal 2008, fiscal 2007, the 2006 transition period and fiscal 2005 were pre-approved by the Audit Committee or a member of the Audit Committee acting pursuant to delegated authority.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As previously noted, the Company engaged KPMG as its independent registered public accounting firm to audit the Company’s consolidated financial statements for the 2008 fiscal year. KPMG, together with its predecessors, has served as the Company’s independent registered public accounting firm since 1966. Based on the Company’s traditional approach and timing on auditor appointment, the Audit Committee expects to make its formal selection of the independent registered public accounting firm for the 2009 fiscal year in October 2008.

Representatives of KPMG are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

To be eligible for inclusion in the Company’s proxy materials relating to the 2009 Annual Meeting of Shareholders, the Company must receive proposals of shareholders intended to be presented at the 2009 Annual Meeting no later than May 25, 2009. Timely received proposals may be included in the Company’s proxy materials for the 2009 Annual Meeting of Shareholders if they comply with applicable SEC Rules.

The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board. If a shareholder intends to present a proposal at the 2009 Annual Meeting of Shareholders and does not notify the Company of the proposal by August 28, 2009, the management proxies of the Company will be entitled to use their discretionary voting authority, to the extent permitted by applicable law, should the proposal then be raised, without any discussion of the matter in the Company’s proxy statement for the 2009 Annual Meeting.

In each case, written notice must be given to the Company’s Secretary, Daniel Viren, at the following address: R. G. Barry Corporation, 13405 Yarmouth Road N.W., Pickerington, Ohio 43147.

Shareholders desiring to nominate candidates for election as directors at the 2009 Annual Meeting or to recommend candidates to the Nominating and Governance Committee of the Board must follow the procedures described above under the caption “ELECTION OF DIRECTORS — Nominating Procedures.”

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports and proxy statements) to households. This method of delivery, often referred to as “householding,” generally permits the Company to send one annual report and one proxy statement to any household at which two or more record shareholders reside if such shareholders have affirmatively consented to householding or have not opted out of the householding process after receiving appropriate notice that the Company has instituted householding. The householding process may also be used for delivery of Notices of Internet Availability of Proxy Materials, when appropriate. Each shareholder would continue to receive a separate notice of any meeting of shareholders and a separate proxy card. The householding procedure reduces the volume of duplicate information you receive and may reduce the Company’s expenses. Although the Company does not currently household its proxy materials, the Company may institute householding in the future and will notify record shareholders who will be affected by householding at that time.

Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts holding common shares of the Company, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of the Proxy Statement or our 2008 Annual Report to Shareholders or wish to revoke your decision to household and thereby receive multiple copies of our proxy materials. You should also contact the holder of record if you wish to institute householding.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no matter that will be presented for action at the 2008 Annual Meeting of Shareholders other than those discussed in this Proxy Statement. If any other matter requiring a vote of the shareholders properly comes before the Annual Meeting or any adjournment thereof, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgments in light of the conditions then prevailing.

It is important that your proxy card be completed and returned promptly. Shareholders who do not expect to attend the Annual Meeting in person are urged to fill in, date, sign and return the enclosed proxy card in the self-addressed envelope provided.

By Order of the Board of Directors,

Greg Tunney,
President and Chief Executive Officer

September 22, 2008

R.G. BARRY CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 29, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned holder(s) of common shares of R.G. Barry Corporation (the “Company”) hereby constitutes and appoints Edward Stan and Daniel Viren, and each of them, the lawful agents and proxies of the undersigned, with full power of substitution in each, to attend the Annual Meeting of Shareholders of the Company to be held on Wednesday, October 29, 2008, at the Company’s executive offices, 13405 Yarmouth Road N.W., Pickerington, Ohio, at 11:00 a.m., local time, and any adjournment, and to vote all of the common shares which the undersigned is entitled to vote at such Annual Meeting or at any adjournment.

     WHERE A CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY AND IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OF IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE OR FOR GOOD CAUSE UNWILLING TO SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE INDIVIDUALS DESIGNATED TO VOTE THE PROXY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE COMPANY’S BOARD OF DIRECTORS MAY RECOMMEND.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access your R.G. Barry Corporation account online.
Access your R.G. Barry Corporation shareholder account online via Investor ServiceDirect® (ISD).
The transfer agent for R.G. Barry Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
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Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR CANDIDATES THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

1.	Election of Directors

FOR ALL	☐	WITHHELD FOR ALL	☐	*EXCEPTIONS	☐
Nominees: 01 Roger Lautzenhiser, 02 Thomas Von Lehman, 03 Gordon Zacks
*(INSTRUCTIONS) To withhold authority to vote for any Individual nominee, mark the “Exceptions” box and strike a line through that nominee’s name.)
2.
The individuals designated to vote this proxy are authorized to vote, in their discretion, upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment thereof.

All proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the October 29, 2008 meeting and the Annual Report to Shareholders for the fiscal year ended June 28, 2008.

Signature	Signature	Date

Please sign exactly as your name appears hereon. When common shares are registered in two names, both shareholders should sign. When signing as attorney, executor, administrator, guardian or trustee, please give full title as such. If shareholder is a corporation, please sign in full corporate name by President or other authorized officer. If shareholder is a partnership or other entity, please sign in entity name by authorized person. (P lease note any change of address on this proxy card.)

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time on October 28, 2008

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/dfz		TELEPHONE 1-866-580-9477
OR
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.